EXHIBIT 99.1

eBay Inc. Names Dan Schulman to Lead PayPal

Seasoned Payments and Technology Leader Joins PayPal as President; Will Become CEO of PayPal Following Planned
Separation of Business into Independent, Publicly Traded Company in Second Half 2015

SAN JOSE, Calif. (Sept 30, 2014) – eBay Inc. (Nasdaq: EBAY) today announced Dan Schulman is joining the company as the new President of PayPal, effective immediately. Schulman will become Chief Executive Officer of PayPal following the planned separation of the business into an independent, publicly traded company in the second half of 2015, which also was announced by eBay Inc. today.

The company announced separately today that its board of directors, following a strategic review, has approved a plan to separate eBay and PayPal into independent, publicly traded companies. The separation is expected to be completed  in the second half of 2015. The board determined that separation is the best path for growth and shareholder value creation for each business.

With 152 million active digital wallets, PayPal securely connects people worldwide to their money with technology they love, enabling them to easily make payments online, on mobile devices and in their favorite stores. PayPal is available in 203 markets worldwide and is on track to process 1 billion mobile payments this year alone. Over the past twelve months1, PayPal has processed $203 billion in total payment volume for its customers.

Schulman, 56, brings with him nearly 30 years of senior leadership experience at global, consumer-centric brands, with an emphasis on both payments and mobile technology. His focus on driving customer adoption of digital payments and mobile technology is ideal for the future of PayPal as it navigates a rapidly evolving industry landscape and focuses on engaging consumers, partnering with merchants and innovating in mobile payments.

Since 2010, Schulman served as President of American Express’ Enterprise Growth Group and led the company’s global strategy to expand its alternative mobile and online payment services. Under his leadership, American Express successfully launched its next-generation digital payments platform, developed non-traditional sources of revenue and introduced a suite of payment products to expand the company’s demographic and geographic reach.

“Dan’s impressive track record of growing consumer brands and his experience in payments and mobile technology make him a natural fit for PayPal today,” said eBay Inc. President and CEO John Donahoe. “He brings both dynamic leadership and vision as the company accelerates into the future.”

“I am thrilled to join an incredible PayPal team and lead this innovative business forward, making money work better for people around the world," Schulman said. “PayPal redefined and continues to dramatically change and improve how people pay and get paid, and the opportunities ahead can be even more transformative and meaningful.”

Prior to joining American Express, Schulman served as President of the Prepaid Group at Sprint Nextel Corporation following its acquisition of Virgin Mobile USA, Inc., where he led the company as its founding CEO. During his eight years at Virgin Mobile USA, he developed the company from its earliest stages as one of the first U.S. prepaid cell phone providers to a dynamic public company when acquired by Sprint Nextel in 2009 for a total value of $688 million.

Earlier in his career, Schulman was President and CEO of Priceline Group, Inc.  He also spent 18 years at AT&T, where he served in a series of positions of increasing responsibility, including as President of the Consumer Markets Division.

Schulman earned a Bachelor’s degree from Middlebury College and an M.B.A. from New York University’s Leonard N. Stern School of Business.  He serves on the Boards of Flextronics, International Ltd. and Symantec Corporation, where he is Non-Executive Chairman of the Board, and is on the board of Autism Speaks.

About eBay Inc.

eBay Inc. (NASDAQ: EBAY) is a global commerce and payments leader, providing a robust platform where merchants of all sizes can compete and win. Founded in 1995 in San Jose, Calif., eBay Inc. connects millions of buyers and sellers and enabled $205 billion* of commerce volume in 2013. We do so through eBay, one of the world's largest online marketplaces, which allows users to buy and sell in nearly every country on earth; through PayPal, which enables individuals and businesses to securely, easily and quickly send and receive digital payments; and through eBay Enterprise, which enables omnichannel commerce, multichannel retailing and digital marketing for global enterprises in the U.S. and internationally. We also reach millions through specialized marketplaces such as StubHub, the world's largest ticket marketplace, and eBay classifieds sites, which together have a presence in more than 1,000 cities around the world. For more information about the company and its global portfolio of online brands, visit www.ebayinc.com.

1 Last four public quarters

* This adjusted number reflects decision to remove vehicles and real estate GMV from ongoing total GMV and ECV metrics (previously stated ECV for 2013 was $212 billion, incorporating vehicles and real estate GMV).

2